2026 Third Quarter Financial Summary

Forward-Looking Statements 2 When used in this presentation, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and/or results of operations may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in our business and investment strategy; inflation and changes in interest rates and the fair market value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in credit spreads; changes in the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; general volatility of the markets in which we invest; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default, delinquency or vacancy and/or decreased recovery rates on or at our assets; our ability to identify and acquire our targeted assets, including assets in our investment pipeline; our ability to dispose of assets from time to time on terms favorable to us; changes in our relationships with our financing counterparties and our ability to borrow to finance our assets and the terms thereof; changes in our relationships with and/or the performance of our operating partners; our ability to predict and control costs; changes in laws, regulations or policies affecting our business; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; impairments and declines in the value of the collateral underlying our investments; our ability to effectively integrate Constructive Loans, LLC (“Constructive”) into our Company and the risks associated with the ongoing operation thereof; our ability to manage or hedge credit risk, interest rate risk, and other financial and operational risks; our exposure to liquidity risk, risks associated with the use of leverage, and market risks; and risks associated with investing in real estate assets and/or operating companies, including changes in business conditions and the general economy, the availability of investment opportunities and conditions in markets for residential loans, mortgage-backed securities, structured multi-family investments and other assets that we own or in which we invest. These and other risks, uncertainties and factors, including the risk factors and other information described in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file from time to time with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act could cause our actual results to differ materially from those projected in any forward- looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This presentation may not contain all of the information that is important to you. As a result, the information in this presentation should be read together with the information included in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file under the Exchange Act. References to “the Company,” “Adamas,” “we,” “us,” or “our” refer to Adamas Trust, Inc., together with its consolidated subsidiaries, unless we specifically state otherwise or the context indicates otherwise. See glossary of defined terms and detailed end notes for additional important disclosures included at the end of this presentation. Third quarter 2026 Financial Tables and related information can be viewed in the Company’s press release dated October 28, 2026 posted on the Company’s website at http://www.adamasreit.com under the “News” section.

Table of Contents • Company Overview • Market & Strategy Update • Quarterly Financial Information • Appendix

COMPANY OVERVIEW

“The third quarter presented a challenging market environment, with the rise in interest rates and volatility resulting in a decline in adjusted book value primarily driven by lower valuations for our Agency mortgage securities. As market volatility intensified in the quarter, we proactively managed spread and convexity risks in our Agency securities portfolio through short TBA positions, lowering net Agency exposure. Since quarter-end, we have significantly reduced these TBA short positions reflecting our view of receding Agency spread tail risks. Our underlying business fundamentals remain strong, supported by solid credit performance, substantial liquidity, and earnings available for distribution that fully covered our recently increased dividend. Importantly, the repricing of mortgage assets has created some of the most attractive investment opportunities we have seen in several quarters. We entered the fourth quarter with financial flexibility and continued focus on disciplined portfolio management to provide long-term shareholder value.” Jason Serrano, Chief Executive Officer Management Update To Our Stockholders 5

Adamas Overview

Adamas Trust, Inc. (NASDAQ: ADAM) is an internally managed real estate investment trust focused on strategically deploying capital across complementary businesses to generate durable earnings and long-term value for stockholders.

Built on a foundation of strength, integrity, and resilience, Adamas combines disciplined portfolio management with an operating platform designed to capture opportunities across real estate and capital markets.

Investment Portfolio - Capital Allocation


59%
30%
11%
Single-Family Agency
Single-Family Credit/Other
Multi-Family

$9.6B Investment Portfolio

$1.2B Total Market Capitalization[1]

$1.6B in common stock dividends declared since June 2004

Balanced
A well-diversified strategy focused on delivering consistent recurring income

Experienced
Over two decades of experience navigating multiple market environments with a patient, disciplined approach

Resilient
Internally managed REIT delivering stable distributions across cycles

ADAMAS

See Glossary and End Notes in the Appendix.

1. Represents outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock prices.

6

Key Developments

Financial Performance	• Loss per share (basic) of **$(1.89)** • Earnings Available for Distribution ("EAD") per share of **$0.30*** • Book value per share of **$7.93** (-21.9% change QoQ) • Adjusted Book Value per share of **$8.88*** (-19.6% change QoQ) • **(19.00)%** Quarterly Economic Return and **(9.06)%** YTD Economic Return • **(16.92)%** Quarterly Economic Return and **(8.94)%** YTD Economic Return on Adjusted Book Value* • Total net interest income of **$49 million** (-2.8% change QoQ) • Total adjusted net interest income of **$51 million*** (+2.4% change QoQ)
Stockholder Value	• Declared third quarter common stock dividend of **$0.30** per share (+11.1% change QoQ) • Common stock dividend yield of **15.42%** (share price as of September 30, 2026) • Raised net proceeds of **$4.3 million** under the common stock ATM program at an average price of **$10.18** per share, accretive to book value per share

Investing Activity	• Acquired **$1.6 billion** of new single-family residential investments
	  o Includes **$1.2 billion** of Agency
	  o Includes **$390 million** of BPLs

Liquidity & Financing	• Issued **$341 million** BPL-Rental securitization with a **5.73%** effective cost / net financing spread of **136** bps
	• Issued **$115 million** re-securitization of non-Agency RMBS with a **6.88%** effective cost / net financing spread of **250** bps
	• Issued **$90 million** of **9.600%** senior unsecured notes due **2031**
	• Company Economic Recourse Leverage Ratio of **4.8x***
	• Portfolio Economic Recourse Leverage Ratio of **4.4x***
	  o Agency Portfolio Economic Recourse Leverage Ratio of **5.9x***
	  o Credit and Other Portfolio Economic Recourse Leverage Ratio of **2.5x**
	• Excess liquidity capacity of **$447 million**
	  o Available cash of **$259 million**
	  o Additional financing of **$188 million** available for unencumbered and under-levered assets

Subsequent Events	• Issued **$313 million** BPL-Rental securitization with a **6.40%** effective cost / net financing spread of **159** bps

ADAMAS

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

7

Navigating Through a Volatile Rate Environment MOVE Index (pts) 8 Agency Current Coupon Spread (bps) U.S. Treasury Yield Curve (%) 125.0 90 95 100 105 110 115 120 125 130 135 140 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Jul-26 Aug-26 Sep-26 110.5 50 60 70 80 90 100 110 120 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Jul-26 Aug-26 Sep-26 See Glossary and End Notes in the Appendix. Market data sourced through Bloomberg as of September 30, 2026. 3.0 3.5 4.0 4.5 5.0 5.5 6.0 1M 6W 2M 3M 4M 6M 1Y 2Y 3Y 5Y 7Y 10Y 20Y 30Y Year-End 2025 Q2-End 2026 Q3-End 20262Q-End 2026 Q-End 026 Loan Application Volume (MBA)1 150 200 250 300 350 400 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Jun-26 Jul-26 Aug-26 Sep-26 1. MBA Mortgage Market Index -21% YTD

See Glossary and End Notes in the Appendix. 9 Portfolio Positioning Amid Market Volatility $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $11,735 $7,228 62% $4,507 38% -$680 Remaining TBA short position reduced by 76% +$1,774 -$461 -$568 -$2,882 $4,893 51% $4,705 49% Carrying value at Jun 30, 2026 Acquisitions Repayments Fair value changes and other TBA short positions Carrying value at Sep 30, 2026 $9,598 After quarter-end (through Oct 26) TBA short positions (as of Oct 26) Single-Family Credit and Other As of October 26, TBA short positions have been reduced by approximately $2.2B from September 30 positions. (Dollar amounts in millions) Agency 3Q 2026 Investment Portfolio Activity

27% -9%-10% 5% 20% 35% 50% ADAM iShares Mortgage Real Estate ETF (REM) $0.24 $0.23 $0.29 $0.30 $0.30 $0.23 $0.23 $0.23 $0.27 $0.30 $0.15 $0.20 $0.25 $0.30 $0.35 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 EAD per Share* Common Stock Dividend See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. Focused on Long-Term Value Creation 10 Earnings and Dividend Performance Common Stock Dividend and EAD per Share* 1-Year Cumulative Stockholder Return • Quarterly EAD per share increased 25% YoY. • EAD of $0.30 per share was in line with our quarterly dividend, marking the seventh consecutive quarter of dividend coverage. • Delivered an attractive 1-year cumulative stockholder return of 27%, significantly outperforming the REM REIT Index by 36 percentage points. +25% YoY +30% YoY

11 $11.05 $8.88 2Q 2026 3Q 2026 $0.30 $0.30 2Q 2026 3Q 2026 $0.27 $0.30 2Q 2026 3Q 2026 EAD Per Share*Adjusted Book Value Per Share* Dividend Per Share 15.42% Dividend Yield Quarterly Economic Return on Adjusted Book Value*: (16.92)% $0.47 $0.51 $0.53 $0.56 $0.57 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 $10.4 $10.5 $10.9 $11.7 $9.6 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 SF Agency 51% SF Credit 42% MF 2% Other 5% 1.8x 2.5x 8.3x 5.9x 5.2x 4.4x 2Q 2026 3Q 2026 Credit and Other Agency $181 $206 $199 $182 $259 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 5.0x 5.0x 5.2x 5.5x 4.8x 4.7x 4.7x 4.9x 5.2x 4.4x 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 Company Portfolio Investment Portfolio Asset Allocation Adjusted Net Interest Income – EPS Contribution*Total Investment Portfolio Size Available CashEconomic Recourse Leverage Ratio* Portfolio Economic Recourse Leverage Ratio* FI N A N C IN G & L IQ U ID IT Y Portfolio Economic Recourse Leverage Ratio (Dollar amounts in millions) B O O K V A LU E & E A R N IN G S IN V E S T M E N T P O R T FO LI O (Dollar amounts in billions) Financial Snapshot See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. 1. Investment portfolio reflects $2.9B TBA short position 1

See Glossary and End Notes in the Appendix. Single-Family Agency $4,893 MM | 49% Agency RMBS $6,737 MM TBA Long $1,012 MM TBA Short $(2,856) MM Multi-Family $162 MM | 2% Other Investments $574 MM | 6% Available Cash $259 MM | 2% $9.6 Billion Investment Portfolio +$259 MM Available Cash 12 Adamas Holds a Diversified Investment Portfolio Single-Family Credit 41% Single-Family Agency 49% Single-Family Credit BPL-Rental $2,535 MM | 26% Performing Loans $444 MM | 5% BPL-Bridge $419 MM | 4% RPL $287 MM | 3% Non-Agency RMBS $183 MM | 2% SFR $101 MM | 1%

Adamas Debt Structure $2,591 $2,532 $2,524 $2,676 $2,971 $5,934 $5,894 $6,048 $6,475 $4,195 $578 $859 $1,121 $1,255 $1,426 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 Credit & Other Financing Agency Financing Securitization Financing Company Financing Portfolio Economic Recourse Leverage Ratio* 4.7x 4.9x 4.4x5.2x4.7x Company Financing Corporate Sub. Debentures $45 | <1% Corporate Senior Unsecured Notes $438 | 5% Credit & Other Financing $1,426 | 16% Securitization Financing $2,971 | 33% Agency Financing1 $4,195 | 46% (Dollar amounts in millions) $60 $198 $180 $45 $0 $50 $100 $150 $200 $250 $300 2026 2027 2028 2029 2030 2031 2035 Senior Unsecured Notes Sub. Debentures Corporate Debt Maturities 13 See Glossary and End Notes in the Appendix. *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. 1. Agency financing shown net of $2.9B TBA short position in 3Q 2026. 1

MARKET & STRATEGY UPDATE

Single-Family Investment Activity • Agency acquisitions totaled $1.2 billion for the quarter, the third consecutive quarterly increase. • Acquired $390 million of BPLs during the quarter, supported by the strength of Constructive's origination pipeline. • Adamas will continue to invest in its core strategies and utilize excess liquidity to capitalize on opportunities during periods of volatility. Deployment and Portfolio Positioning $1,817 $347 $510 $798 $1,155 $526 $463 $502 $680 $395 $2,343 $810 $1,012 $1,478 $1,550 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 Agency Single-Family Credit Single-Family Investment Portfolio 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 Acquisitions $2,343 $810 $1,012 $1,478 $1,550 Payoffs (479) (612) (573) (580) (434) Sales (131) (99) (15) (20) (11) TBA Shorts - - - - (2,882) Net Activity $1,733 $99 $424 $878 $(1,777) Single-Family Acquisitions (Dollar amounts in millions) 15 See Glossary and End Notes in the Appendix.

Single-Family Investment Portfolio 1% 24% 53% 17% 3% 2% 4.5% 5.0% 5.5% 6.0% 6.5% ARM Coupon 5.4% Generic 33% Low FICO 20% State 18% High LTV 14% Loan Bal 11% Investor 2% ARM 2% Specified Pool by Coupon Specified Pool Breakdown Specified Pool Characteristics 2Q 2026 Portfolio 3Q 2026 Portfolio UPB ($MM) $6,403 $6,930 Avg. Price $100.62 $95.70 Avg. Coupon 5.48% 5.49% WALA (months) 23.2 24.0 Agency Strategy - Long Characteristics Asset Value ($MM) Specified Pool % TBA Long % Agency IO % $7,749 86% 13% 1% Agency Strategy - Long 16 See Glossary and End Notes in the Appendix. • Agency RMBS as a core strategy provides several benefits: ◦ Attractive carry and compelling risk-adjusted returns ◦ Diversification of overall portfolio and complementary performance to our credit assets ◦ Expected outperformance in a rate easing cycle or economic downturn • The targeted profile of Agency RMBS purchases remains focused on current coupon specified pools with lower pay-ups and opportunistic purchases of Agency IOs.

Agency Market (Dollar amounts in millions) Agency at Different Coupons 17 • Current coupon mortgage spreads widened 18 bps to 125 bps in 3Q 2026, marking material widening as interest rate volatility rose due to inflation concerns and geopolitical tensions. • We maintained a moderate investment pace, growing the cash portfolio, particularly in Agency specified pools. • We chose to take a tactical short position in up-in-coupon TBAs during the latter half of 3Q 2026, providing significant rate and spread protection through September’s market volatility. o As of October 26th, we have reduced the TBA short position from September 30th by 76% and will continue to manage the position based on market conditions. Single-Family Investment Portfolio Coupon Agency Strategy - Long Fair Value1 ($MM) TBA Short Fair Value ($MM) 4.50% $43 - 5.00% $1,572 - 5.50% $4,174 $(572) 6.00% $1,549 $(1,177) 6.50% $205 $(1,107) ARM $101 - Total $7,644 $(2,856) Avg. Coupon 5.52% 6.09% Agency Position (Dollar amounts in millions) ($4,000) ($2,000) $0 $2,000 $4,000 $6,000 $8,000 $10,000 Agency Strategy - Long TBA Short Fa ir V al u e $(2,000) $(4,000) $(2,856) $(2,000) $(1,000) $- $1,000 $2,000 $3,000 $4,000 $5,000 2.0 2.5 3.0 3.5 4.0 4.5 5.0 5.5 6.0 6.5 7.0 Fa ir V al u e Agency Strategy - Long TBA Short 12 $7,644 1. Excludes Agency IOs. 2. Excludes Agency IOs and ARMs. See Glossary and End Notes in the Appendix.

• Adamas’ BPL-Rental strategy has been in place since 2021 - traded $2.9 billion with 19 counterparties. • 85% of BPL-Rental loans are currently held in securitizations, 98% following the issuance of an additional securitization in October 2026. • Adamas targets assets with solid DSCR coverage and prepayment protection to deliver stable cash flows and strong credit performance. • Disciplined asset selection minimizes tail risks. • 98% of portfolio LTV < 80% • 99% of portfolio DSCR > 1.0x • 98% of portfolio FICO > 675 BPL-Rental Loan Characteristics Portfolio 3Q 2026 Acquisitions UPB ($MM) $2,570 $335 Loan Count 13,027 1,600 Avg. FICO 751 756 Avg. Coupon 7.00% 7.04% Avg. LTV 70% 71% Avg. DSCR 1.35x 1.32x Prepayment Penalty Protection 96% 94% BPL-Rental Loan Portfolio (Dollar amounts in millions) 18 $1,158 $1,407 $1,767 $2,277 $2,570 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 U P B 1.3% 1.4% 1.7% 1.5% 1.4% 0% 2% 4% 6% 8% 10% 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 BPL-Rental DQ 60+ See Glossary and End Notes in the Appendix. Single-Family Investment Portfolio

$124 $113 $125 $114 $120 $795 $707 $540 $426 $320 $919 $820 $665 $540 $440 $- $250 $500 $750 $1,000 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 U P B DQ 60+ Performing • Adamas’ BPL-Bridge strategy has been in place since 2019 - traded $5.9 billion with 20 originator/aggregator counterparties. • Adamas has issued $1.2 billion of BPL-Bridge securitizations in both rated and unrated deals with revolving debt structures. • Competition has compressed BPL-Bridge yields, prompting a natural portfolio runoff and redeployment into more attractive opportunities across core strategies. • Non-performing balances remain stable despite portfolio resolving by 52% YoY. 76% 22% 2% Single-Family Single-Family Ground Up Multi-Family BPL-Bridge Loan Portfolio TypesBPL-Bridge Loan Portfolio Balances (Dollar amounts in millions) Loan Characteristics Portfolio UPB ($MM) $440 Loan Count 1,054 Avg. FICO 742 Avg. Coupon 10.34% Avg. LTARV 66% Avg. LTC 72% Ground Up % 22% Multi-Family % 2% BPL-Bridge 19 See Glossary and End Notes in the Appendix. Single-Family Investment Portfolio

Constructive is a Differentiated Platform

CONSTRUCTIVE LOANS, LLC

History

01

Nearly a decade of high-quality loan origination

- Top-5 BPL-focused originator in the market
- Profitable across market cycles
- Experienced and proven management team, originating over $7.4 billion of BPLs since its inception

Market

02

Deep demand for BPL-Rental loans by investors

- BPL-Rental is well aligned with institutional demand
- Insurance capital seeks long-duration, protected cash flows with wider spreads

Our Advantage

03

Differentiated BPL-Rental originator

- 100% of BPL-Rental loans originated in the last 12 months include embedded prepayment protection
- Strong credit performance through strict underwriting standards
- Drives strong institutional demand for its originations

Product › **Demand** › **Performance**

Constructive is a national leading originator of **BPL-Rental loans**, a differentiated product with **embedded prepayment protection** and **strong credit performance** that continues to **attract high investor demand**.

ADAMAS

20

Loan Characteristics 3Q 2026 Constructive Originations Origination Volume $406M Loan Count 2,126 Avg. Loan Size $190,884 Avg. FICO 760 Avg. Coupon 7.59% Avg. LTV/LTARV 72% Repeat Borrowers 58% Construction % 7.3% Multi-Family % 0.9% Constructive BPL Origination Update 21 (Dollar amounts in millions) See Glossary and End Notes in the Appendix. 3Q 2026 BPL Product Mix 90% 10% Wholesale Retail • All of 3Q 2026 originations were subject to purchase arrangements to fix future loan trading prices within a few days of the borrower rate lock on the loan, a long- standing practice of Constructive that mitigates interest rate and pricing risk. Origination Volume by Quarter $- $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 BPL-Rental Loans BPL-Bridge Loans $439 $474 $422 $428 $406 84% 16% BPL-Rental BPL-Bridge

Multi-Family Investment Portfolio Mezzanine Lending & Cross-Collateralized Mezzanine Lending Asset Value ($MM) $162 Total Count 17 Avg. Coupon(1) 11.8% Avg. Adjusted LTV(2) 83% Avg. DSCR 1.3x 3Q 2026 Annualized Payoff Rate 55% Restructured Count 3 Outstanding UPB by Quarter • Adamas expects redemptions in the multi- family portfolio to continue, allowing for rotation into higher-yielding investments. • Substantial seasoning of 49 months from origination. • 92% of the portfolio contains a drag-to- market clause that motivates borrowers to make earlier payoffs. 22 0% 5% 10% 15% 20% 25% 30% 35% 40% $100 $150 $200 $250 $300 $350 1Q 2024 2Q 2024 3Q 2024 4Q 2024 1Q 2025 2Q 2025 3Q 2025 4Q 2025 1Q 2026 2Q 2026 3Q 2026 A n n u alized P ayo ff R ate U P B UPB (L-Axis) 1. The Avg. Coupon for Cross-Collateralized Mezzanine Lending is calculated using the preferred return on the initial unconsolidated preferred equity investment. 2. Avg. Adjusted LTV represents the weighted average combined LTV at origination, inclusive of the estimated capital expenditure budget of the underlying properties. Historical Payoff Rate (R-Axis) Historical: 27% (Dollar amounts in millions) See Glossary and End Notes in the Appendix.

QUARTERLY FINANCIAL INFORMATION

24 Financial Results Third Quarter 2026 Profit & Loss Dollar amounts in thousands, except per share data Description Amount EPS Contribution Interest income $ 181,234 $ 2.01 Interest expense (132,437) (1.47) Net Interest Income $ 48,797 $ 0.54 Income from real estate 13,258 0.15 Expenses related to real estate (16,019) (0.18) Net Loss from Real Estate $ (2,761) $ (0.03) Realized losses, net (6,063) (0.07) Unrealized losses, net (471,875) (5.22) Gains on derivative investments, net 298,961 3.31 Mortgage banking activities, net 10,856 0.12 Loss from equity investments (3,196) (0.04) Impairment of real estate (98) — Other income 3,183 0.04 Other Loss $ (168,232) $ (1.86) Total Net Interest Income, Net Loss from Real Estate & Other Loss $ (122,196) $ (1.35) General & administrative expenses (24,262) (0.27) Portfolio operating expenses (5,835) (0.06) Loan origination costs (4,198) (0.05) Financing transaction costs (5,661) (0.06) Total Expenses $ (39,956) $ (0.44) Adjustment: Net loss attributable to non-controlling interest 2,996 0.03 Income tax benefit 22 — Preferred stock dividends (11,849) (0.13) Net Loss Attributable to Common Stockholders $ (170,983) $ (1.89) Note: Numbers may not foot due to rounding. See Glossary and End Notes in the Appendix.

Yield By Strategy

Net Interest Spread*

Net interest spread decreased during the quarter, driven by lower yields on average interest earning assets, reflecting runoff of higher-yielding business purpose bridge loans and multi-family investments and a greater allocation to lower-yielding Agency and U.S. Treasury investments. Financing costs were largely unchanged, as higher repurchase agreement costs on Agency investments and business purpose rental loans were offset by paydown of higher-cost business purpose bridge loan financing due to portfolio runoff and a greater allocation to lower-cost Agency TBA financing.

Dollar Amounts in Thousands	3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Agency					
Avg. Interest Earning Assets	$ 7,657,893	$ 6,875,264	$ 6,729,749	$ 6,556,020	$ 5,872,222
Avg. Interest Bearing Liabilities	$ 6,868,897	$ 6,177,150	$ 6,072,085	$ 5,919,184	$ 5,330,072
Yield on Avg. Interest Earning Assets*	5.60 %	5.64 %	5.64 %	5.79 %	5.88 %
Average Financing Cost*	(3.92) %	(3.89) %	(3.99) %	(4.09) %	(4.14) %
Agency Net Interest Spread*	**1.68 %**	**1.75 %**	**1.65 %**	**1.70 %**	**1.74 %**
Single-Family Credit					
Avg. Interest Earning Assets	$ 4,127,721	$ 3,826,140	$ 3,620,780	$ 3,428,641	$ 3,333,917
Avg. Interest Bearing Liabilities	$ 3,682,207	$ 3,416,367	$ 3,225,961	$ 3,037,293	$ 2,902,470
Yield on Avg. Interest Earning Assets*	6.70 %	6.77 %	6.89 %	7.09 %	7.12 %
Average Financing Cost*	(5.15) %	(5.20) %	(5.29) %	(5.44) %	(5.66) %
Single-Family Credit Net Interest Spread*	**1.55 %**	**1.57 %**	**1.60 %**	**1.65 %**	**1.46 %**
Multi-Family Credit					
Avg. Interest Earning Assets	$ 40,783	$ 55,752	$ 55,263	$ 59,372	$ 71,026
Avg. Interest Bearing Liabilities	$ —	$ —	$ —	$ —	$ —
Yield on Avg. Interest Earning Assets*	11.52 %	12.30 %	11.97 %	11.53 %	11.96 %
Average Financing Cost*	— %	— %	— %	— %	— %
Multi-Family Credit Net Interest Spread*	**11.52 %**	**12.30 %**	**11.97 %**	**11.53 %**	**11.96 %**
Corporate/Other					
Avg. Interest Earning Assets	$ 470,270	$ 351,156	$ 262,680	$ 215,170	$ 172,958
Avg. Interest Bearing Liabilities	$ 900,005	$ 735,769	$ 675,849	$ 617,580	$ 561,681
Yield on Avg. Interest Earning Assets*	4.58 %	4.60 %	4.57 %	4.70 %	4.69 %
Average Financing Cost*	(6.91) %	(7.00) %	(7.21) %	(6.99) %	(7.14) %
Corporate/Other Net Interest Spread*	**(2.33) %**	**(2.40)%**	**(2.64)%**	**(2.29)%**	**(2.45)%**
Total					
Avg. Interest Earning Assets	$ 12,296,667	$ 11,108,312	$ 10,668,472	$ 10,259,203	$ 9,450,123
Avg. Interest Bearing Liabilities	$ 11,451,109	$ 10,329,286	$ 9,973,895	$ 9,574,057	$ 8,794,223
Yield on Avg. Interest Earning Assets*	5.95 %	6.03 %	6.07 %	6.23 %	6.34 %
Average Financing Cost*	(4.55) %	(4.55) %	(4.63) %	(4.70) %	(4.83) %
Net Interest Spread*	**1.40 %**	**1.48 %**	**1.44 %**	**1.53 %**	**1.51 %**

ADAMAS

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

25

Adjusted Net Interest Income by Investment Category*

Adjusted Net Interest Income*
Adjusted Net Interest Income increased primarily due to continued portfolio growth in Agency investments and business purpose rental loans, partially offset by portfolio runoff of business purpose bridge loans and multi-family investments, and higher interest expense due to the issuance of senior unsecured notes.

Dollar Amounts in Thousands		3Q'26		2Q'26		1Q'26		4Q'25		3Q'25
Agency										
Adjusted Interest Income*	$	107,155	$	96,856	$	94,955	$	94,897	$	86,372
Adjusted Interest Expense*		(67,850)		(59,979)		(59,690)		(61,004)		(55,599)
Agency Adjusted Net Interest Income*	**$**	**39,305**	**$**	**36,877**	**$**	**35,265**	**$**	**33,893**	**$**	**30,773**
Single-Family Credit										
Adjusted Interest Income*	$	69,115	$	64,770	$	62,337	$	60,745	$	59,305
Adjusted Interest Expense*		(47,811)		(44,277)		(42,075)		(41,650)		(41,377)
Single-Family Credit Adjusted Net Interest Income	**$**	**21,304**	**$**	**20,493**	**$**	**20,262**	**$**	**19,095**	**$**	**17,928**
Multi-Family Credit										
Interest Income	$	1,175	$	1,714	$	1,654	$	1,711	$	2,124
Interest Expense		—		—		—		—		—
Multi-Family Credit Adjusted Net Interest Income*	**$**	**1,175**	**$**	**1,714**	**$**	**1,654**	**$**	**1,711**	**$**	**2,124**
Corporate/Other										
Interest Income	$	5,382	$	4,034	$	2,999	$	2,526	$	2,030
Adjusted Interest Expense*		(15,673)		(12,844)		(12,014)		(10,878)		(10,103)
Corporate/Other Adjusted Net Interest Loss*	**$**	**(10,291)**	**$**	**(8,810)**	**$**	**(9,015)**	**$**	**(8,352)**	**$**	**(8,073)**
Total Adjusted Interest Income*	$	182,827	$	167,374	$	161,945	$	159,879	$	149,831
Total Adjusted Interest Expense*		(131,334)		(117,100)		(113,779)		(113,532)		(107,079)
Total Adjusted Net Interest Income*	**$**	**51,493**	**$**	**50,274**	**$**	**48,166**	**$**	**46,347**	**$**	**42,752**

ADAMAS

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

26

Net Loss from Real Estate Net loss from real estate increased primarily due to lower income driven by the full-quarter impact of a prior period property sale within our Cross-Collateralized Mezzanine Lending investment. Dollar Amounts in Thousands 3Q'26 2Q'26 1Q'26 4Q'25 3Q'25 Income from real estate $ 13,258 $ 14,016 $ 14,568 $ 15,936 $ 19,104 Expenses related to real estate: Interest expense, mortgages payable on real estate (3,281) (3,350) (3,821) (4,283) (5,409) Depreciation expense on operating real estate (4,503) (4,486) (4,623) (5,366) (5,936) Other real estate expenses (8,235) (8,469) (8,726) (9,579) (11,637) Total expenses related to real estate $ (16,019) $ (16,305) $ (17,170) $ (19,228) $ (22,982) Net Loss from Real Estate $ (2,761) $ (2,289) $ (2,602) $ (3,292) $ (3,878) See Glossary and End Notes in the Appendix. Net Loss from Real Estate 27

Other Income (Loss)

Realized Losses, Net
Net realized losses in the third quarter primarily reflected valuation adjustments on foreclosed properties and related receivables and the write-down of certain investment securities.

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Residential loans and real estate owned	$	(4,832) $	(4,430) $	(6,224) $	(9,537) $	(5,610)
Investment securities		(1,150)	(5,167)	(4,456)	(5,410)	—
Mezzanine Lending investments		(81)	(3,363)	—	—	—
Total Realized Losses, net	**$**	**(6,063) $**	**(12,960) $**	**(10,680) $**	**(14,947) $**	**(5,610)**

Unrealized (Losses) Gains, Net
Unrealized losses in the third quarter primarily reflected the impact of increases in interest rates on the fair value of investment securities, particularly Agency RMBS, and residential loans, partially offset by unrealized gains on CDOs and corporate debt resulting from the impact of higher interest rates.

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Investment securities (including Consolidated SLST)	$	(404,488) $	(10,615) $	(63,819) $	22,264 $	50,224
Residential loans		(114,721)	(4,261)	(20,060)	3,913	19,533
Mezzanine lending investments accounted for as loans		(15)	3,352	(4)	(10)	125
Mortgage servicing rights		(123)	(872)	(903)	(967)	(1,019)
CDOs and Corporate debt at fair value		47,472	3,897	22,218	(5,474)	(14,011)
Total Unrealized (Losses) Gains, net	**$**	**(471,875) $**	**(8,499) $**	**(62,568) $**	**19,726 $**	**54,852**

ADAMAS

See Glossary and End Notes in the Appendix.

28

Other Income (Loss)

Gains (Losses) on Derivative Instruments, Net

Net gains on derivative instruments in the third quarter were driven by higher interest rates, which increased the fair value of interest rate swaps and U.S. Treasury futures. Net gains also included net realized losses on the settlement of derivative instruments during the period.

Dollar Amounts in Thousands		3Q'26		2Q'26		1Q'26		4Q'25		3Q'25
Unrealized gains (losses) on derivative instruments	$	305,812	$	15,117	$	49,219	$	28,534	$	(3,392)
Realized (losses) gains on derivative instruments		(6,851)		33,672		38,595		(63)		(9,614)
Total Gains (Losses) on Derivative Instruments, net	**$**	**298,961**	**$**	**48,789**	**$**	**87,814**	**$**	**28,471**	**$**	**(13,006)**

Mortgage Banking Activities, Net

Income from mortgage banking activities decreased in the third quarter due to reduced origination volume and lower valuations of interest rate lock commitments and business purpose rental loans resulting from rising interest rates at the end of the quarter. Additionally, Constructive incurred an increase in its loan repurchase reserve related to legacy loans made to one borrower that were originated before our purchase of Constructive, which negatively impacted income from mortgage banking activities. A portion of the loan repurchase charges were offset by the release of indemnification holdback established by the Constructive purchase agreement, which is included in Other Income.

Dollar Amounts in Thousands		3Q'26		2Q'26		1Q'26		4Q'25		3Q'25
Residential loan origination and other fees	$	6,148	$	6,361	$	6,114	$	6,667	$	5,511
Gains on residential loans held for sale, net		4,708		9,847		9,216		5,851		8,592
Total Income from Mortgage Banking Activities, net	**$**	**10,856**	**$**	**16,208**	**$**	**15,330**	**$**	**12,518**	**$**	**14,103**

ADAMAS

See Glossary and End Notes in the Appendix.

29

Other Income (Loss)

(Loss) Income from Equity Investments
Net loss from equity investments in the third quarter primarily reflected a decline in fair valuation of one Mezzanine Lending investment accounted for as equity.

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Total (Loss) Income from Equity Investments	**$**	**(3,196) $**	**(231) $**	**721 $**	**(3,735) $**	**(1,595)**

Impairment of Real Estate
Impairment losses in the third quarter were primarily driven by valuation adjustments associated with certain single-family rental properties held for sale.

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Impairment of Real Estate	**$**	**(98) $**	**(161) $**	**(2,231) $**	**(330) $**	**(1,619)**

Other Income
Other income in the third quarter primarily reflected servicing fee income generated from mortgage servicing rights and $1.5 million of income recognized pursuant to an indemnification holdback in the Constructive purchase agreement, which partially offset the increase in loan repurchase reserves reported in mortgage banking activities.

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Servicing fee income	$	1,788 $	2,084 $	2,109 $	2,084 $	1,999
(Loss) gain on sale of real estate		(282)	(374)	51,789	8,913	74
Miscellaneous		1,677	302	(1,337)	(132)	(594)
Total Other Income	**$**	**3,183 $**	**2,012 $**	**52,561 $**	**10,865 $**	**1,479**

ADAMAS

See Glossary and End Notes in the Appendix.

30

Expenses

General, Administrative, and Operating Expenses

Salaries, benefits and directors' compensation decreased in the third quarter, primarily due to a lower bonus accrual and lower commission expense and profit sharing plan accruals at Constructive. Portfolio operating expenses decreased due to lower servicing fees resulting from the continued runoff of the business purpose bridge loan portfolio, as well as lower diligence and title fees associated with loan acquisitions. Loan origination costs at Constructive also decreased, driven by lower broker and referral fees. These decreases were substantially offset by financing transaction costs related to the issuance of senior unsecured notes and two securitizations, which were expensed as incurred as a result of our election of the fair value option.

Dollar Amounts in Thousands		3Q'26		2Q'26		1Q'26		4Q'25		3Q'25
General and Administrative Expenses										
Salaries, benefits and directors' compensation	$	17,242	$	18,585	$	18,179	$	18,125	$	17,214
Other general and administrative expenses		7,020		7,028		6,308		6,982		6,135
Total General and Administrative Expenses	**$**	**24,262**	**$**	**25,613**	**$**	**24,487**	**$**	**25,107**	**$**	**23,349**
Portfolio Operating Expenses	**$**	**5,835**	**$**	**6,427**	**$**	**6,137**	**$**	**6,703**	**$**	**6,747**
Loan Origination Costs	**$**	**4,198**	**$**	**4,847**	**$**	**4,025**	**$**	**4,313**	**$**	**3,788**
Financing Transaction Costs										
Securitization transaction costs	$	2,226	$	2,876	$	1,947	$	—	$	4,306
Corporate debt transaction costs		3,435		—		3,435		—		3,635
Equity transaction costs		—		249		—		—		—
Total Financing Transaction Costs	**$**	**5,661**	**$**	**3,125**	**$**	**5,382**	**$**	**—**	**$**	**7,941**
Total General, Administrative, and Operating Expenses	**$**	**39,956**	**$**	**40,012**	**$**	**40,031**	**$**	**36,123**	**$**	**41,825**

ADAMAS

See Glossary and End Notes in the Appendix.

31

Changes in Book Value The following table analyzes the changes in GAAP Book Value and Adjusted Book Value* of our common stock for the quarter ended September 30, 2026. Amounts in Thousands, except per share Amount Shares Per Share Beginning Balance, GAAP Book Value $ 912,821 89,880 $ 10.16 Common stock issuance, net (1) 7,004 425 Balance after share activity $ 919,825 90,305 $ 10.19 Adjustment of redeemable non-controlling interest to estimated redemption value (4,223) (0.05) Dividends and dividend equivalents declared (28,110) (0.32) Net loss attributable to Company's common stockholders (170,983) (1.89) Ending Balance, GAAP Book Value $ 716,509 90,305 $ 7.93 Add: Cumulative depreciation expense on real estate (2) 27,957 0.31 Cumulative amortization of lease intangibles related to real estate (2) 3,794 0.04 Cumulative adjustment of redeemable non-controlling interest to estimated redemption value 32,448 0.37 Adjustment of amortized cost liabilities to fair value 20,858 0.23 Ending Balance, Adjusted Book Value* $ 801,566 90,305 $ 8.88 1. Includes amortization of stock based compensation. 2. Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized. Quarter Ended September 30, 2026 32 Book Value *Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix. See Glossary and End Notes in the Appendix.

Annual and Quarterly Returns

Economic/Total Rate

Economic Return:
Change in book value per share for the period + dividend per share declared for the period, divided by the beginning period book value per share.

Economic Return on Adjusted Book Value:*
Change in Adjusted Book Value per share for the period + dividend per share declared for the period, divided by the beginning period Adjusted Book Value per share.

	3Q'26	2Q'26	1Q'26	2025	2024	2023
Book Value per share						
Beginning	$ 10.16	$ 9.98	$ 9.60	$ 9.28	$ 11.31	$ 13.27
Ending	$ 7.93	$ 10.16	$ 9.98	$ 9.60	$ 9.28	$ 11.31
Change in Book Value per share	**$ (2.23)**	**$ 0.18**	**$ 0.38**	**$ 0.32**	**$ (2.03)**	**$ (1.96)**
Dividends						
Q1			$ 0.23	$ 0.20	$ 0.20	$ 0.40
Q2		$ 0.27		0.20	0.20	0.30
Q3	$ 0.30			0.23	0.20	0.30
Q4				0.23	0.20	0.20
Total	**$ 0.30**	**$ 0.27**	**$ 0.23**	**$ 0.86**	**$ 0.80**	**$ 1.20**
Economic Return	**(19.0)%**	**4.5 %**	**6.4 %**	**12.7 %**	**(10.9)%**	**(5.7)%**
Adjusted Book Value per share*						
Beginning	$ 11.05	$ 10.80	$ 10.63	$ 10.35	$ 12.66	$ 15.89
Ending	$ 8.88	$ 11.05	$ 10.80	$ 10.63	$ 10.35	$ 12.66
Change in Adjusted Book Value per share	**$ (2.17)**	**$ 0.25**	**$ 0.17**	**$ 0.28**	**$ (2.31)**	**$ (3.23)**
Economic Return on Adjusted Book Value*	**(16.9)%**	**4.8 %**	**3.8 %**	**11.0 %**	**(11.9)%**	**(12.8)%**

Total Rate of Return:
Change in stock price for the period + dividend per share declared for the period, divided by the beginning period stock price.

	3Q'26	2Q'26	1Q'26	2025	2024	2023
Stock Price						
Beginning	$ 9.38	$ 7.36	$ 7.30	$ 6.06	$ 8.53	$ 10.24
Ending	$ 7.78	$ 9.38	$ 7.36	$ 7.30	$ 6.06	$ 8.53
Change in Stock Price	**$ (1.60)**	**$ 2.02**	**$ 0.06**	**$ 1.24**	**$ (2.47)**	**$ (1.71)**
Total Rate of Return	**(13.9)%**	**31.1 %**	**4.0 %**	**34.7 %**	**(19.6)%**	**(5.0)%**

ADAMAS

See Glossary and End Notes in the Appendix.
**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

33

Single-Family

Portfolio Overview

Total Investment Portfolio: 93%

Strategy	Sub-Sector	Asset Value		Capital		Portfolio Economic Recourse Leverage Ratio*	Total Portfolio Leverage Ratio	Characteristics		
		%	$	%	$			Avg. FICO	Avg. LTV	Avg. Coupon
BPL-Rental (1)	• DSCR	29%	$2,535	19%	$263	1.3x	8.9x	751	70%	7.00%
BPL-Bridge (1)	• Bridge loans	5%	$419	12%	$160	1.5x	2.1x	742	66%	10.34%
Performing/RPL Loans	• S&D • Seasoned re-performing and non-performing mortgage loans • Other	8%	$731	6%	$75	0.0x	8.8x	702	49%	4.65%
Agency	• Agency RMBS • TBA Long • TBA Short	55%	$4,893	52%	$710	5.9x	5.9x	741	80%	5.49%(2)
Non-Agency RMBS	• Non-Agency (includes Consolidated SLST securities - $122)	2%	$183	6%	$86	0.4x	1.7x	643	76%	4.16%
SFR	• Single-family rental properties	1%	$101	4%	$47	1.1x	1.1x	N/A	N/A	N/A

1. BPL-Rental and BPL-Bridge data does not include residential loans or residential loans held for sale attributable to Constructive as of September 30, 2026 (see Appendix - "Capital Allocation").
2. Average Coupon for Agency RMBS represents the weighted average coupon rate of the Specified Pools held as of September 30, 2026.

(Dollar amounts in millions)

See Glossary and End Notes in the Appendix.

**Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in the Appendix.*

ADAMAS

35

Dollar amounts in millions Strategy Sub-Sector Asset Value Capital (1) Characteristics % $ % $ Avg. DSCR Avg. Adjusted LTV (2) Avg. Coupon(3) Multi-Family • Mezzanine Lending and Cross-Collateralized Mezzanine Lending 100% $162 100% $128 1.31x 83% 11.76% See Glossary and End Notes in the Appendix. Multi-Family Portfolio Overview 36 Total Investment Portfolio: 2% 1. Capital for Cross-Collateralized Mezzanine Lending includes Asset Value less the cumulative adjustment of redeemable non-controlling interest to estimated redemption value. 2. Avg. Adjusted LTV represents the weighted average combined LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties. 3. The Avg. Coupon for Cross-Collateralized Mezzanine Lending is calculated using the preferred return on the initial unconsolidated preferred equity investment. (Dollar amounts in millions)

In addition to the results presented in accordance with GAAP, this supplemental presentation includes certain non-GAAP financial measures, including adjusted interest income, adjusted interest expense, adjusted net interest income (loss), yield on average interest earning assets, average financing cost, net interest spread, Earnings Available for Distribution, Adjusted Book Value per common share, Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance and trends using the metrics that management uses to operate our business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this supplemental presentation to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated. Financial results for the Company during a given period include the net interest income earned on our investments, such as residential loans, residential loans held for sale, investment securities and Mezzanine Lending investments, where the risks and payment characteristics are equivalent to and accounted for as loans (collectively, our “interest earning assets”). Adjusted net interest income (loss) and net interest spread (both supplemental non-GAAP financial measures) are impacted by factors such as our cost of financing, including our hedging costs, and the interest rate that our investments bear. Furthermore, the amount of premium or discount paid on purchased investments and the prepayment rates on investments will impact adjusted net interest income (loss) as such factors will be amortized over the expected term of such investments. We provide the following non-GAAP financial measures, in total and by investment category, for the respective periods: • Adjusted Interest Income – calculated as our GAAP interest income reduced by the interest expense recognized on Consolidated SLST CDOs and adjusted to include implied interest income from TBA dollar roll transactions (calculated using the yield to maturity at trade date for each TBA dollar roll position), • Adjusted Interest Expense – calculated as our GAAP interest expense reduced by the interest expense recognized on Consolidated SLST CDOs and adjusted to include the net interest component of interest rate swaps and implied financing cost of TBA dollar roll transactions (representing the difference between implied interest income from TBA dollar roll transactions and TBA dollar roll income), • Adjusted Net Interest Income (Loss) – calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income, • Yield on Average Interest Earning Assets – calculated as the quotient of our Adjusted Interest Income and our average interest earning assets, including the cost basis of outstanding TBA dollar roll transactions and excluding all Consolidated SLST assets other than those securities owned by the Company, • Average Financing Cost – calculated as the quotient of our Adjusted Interest Expense and the average outstanding balance of our interest bearing liabilities, including the cost basis of outstanding TBA dollar roll transactions and excluding Consolidated SLST CDOs and mortgages payable on real estate, and • Net Interest Spread – calculated as the difference between our Yield on Average Interest Earning Assets and our Average Financing Cost. These measures remove the impact of Consolidated SLST that we consolidate in accordance with GAAP and include both the net interest component of interest rate swaps utilized to hedge the variable cash flows associated with our variable-rate borrowings and dollar roll income associated with TBAs, which are included in gains (losses) on derivative instruments, net in the Company's condensed consolidated statements of operations. With respect to Consolidated SLST, we only include the interest income earned by the Consolidated SLST securities that are actually owned by the Company as the Company only receives income or absorbs losses related to the Consolidated SLST securities actually owned by the Company. We include the net interest component of interest rate swaps in these measures to more fully represent the cost of our financing strategy. We include TBA dollar roll income as it represents the economic equivalent of net interest income on the underlying Agency RMBS over the TBA dollar roll period (implied interest income less implied financing cost). We provide the non-GAAP financial measures listed above because we believe these non-GAAP financial measures provide investors and management with additional detail and enhance their understanding of our interest earning asset yields, in total and by investment category, relative to the cost of our financing and the underlying trends within our portfolio of interest earning assets. In addition to the foregoing, our management team uses these measures to assess, among other things, the performance of our interest earning assets in total and by asset, possible cash flows from our interest earning assets in total and by asset, our ability to finance or borrow against the asset and the terms of such financing and the composition of our portfolio of interest earning assets, including acquisition and disposition determinations. The following slides present reconciliations of GAAP interest income to Adjusted Interest Income, GAAP interest expense to Adjusted Interest Expense and GAAP net interest income (loss) to Adjusted Net Interest Income (Loss) for our Agency, single-family credit and corporate/other portfolios and the Company for the periods indicated. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Adjusted Net Interest Income (Loss) and Net Interest Spread 37

Dollar Amounts in Thousands 3Q'26 2Q'26 1Q'26 4Q'25 3Q'25 Agency GAAP interest income $ 94,857 $ 92,911 $ 93,955 $ 94,743 $ 85,975 GAAP interest expense (59,435) (56,683) (58,596) (63,766) (60,472) GAAP total net interest income $ 35,422 $ 36,228 $ 35,359 $ 30,977 $ 25,503 GAAP interest income $ 94,857 $ 92,911 $ 93,955 $ 94,743 $ 85,975 Adjusted for: Implied interest income from TBA dollar roll transactions 12,298 3,945 1,000 154 397 Adjusted Interest Income $ 107,155 $ 96,856 $ 94,955 $ 94,897 $ 86,372 GAAP interest expense $ (59,435) $ (56,683) $ (58,596) $ (63,766) $ (60,472) Adjusted for: Net interest component of interest rate swaps (720) (1,099) (381) 2,904 5,204 Implied financing cost of TBA dollar roll transactions (7,695) (2,197) (713) (142) (331) Adjusted Interest Expense $ (67,850) $ (59,979) $ (59,690) $ (61,004) $ (55,599) Adjusted Net Interest Income (1) $ 39,305 $ 36,877 $ 35,265 $ 33,893 $ 30,773 1. Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Reconciliation of Agency Adjusted Net Interest Income 38

Dollar Amounts in Thousands 3Q'26 2Q'26 1Q'26 4Q'25 3Q'25 Single-Family Credit GAAP interest income $ 79,820 $ 75,734 $ 73,457 $ 71,700 $ 70,504 GAAP interest expense (58,328) (55,199) (53,206) (52,710) (53,080) GAAP total net interest income $ 21,492 $ 20,535 $ 20,251 $ 18,990 $ 17,424 GAAP interest income $ 79,820 $ 75,734 $ 73,457 $ 71,700 $ 70,504 Adjusted for: Consolidated SLST CDO interest expense (10,705) (10,964) (11,120) (10,955) (11,199) Adjusted Interest Income $ 69,115 $ 64,770 $ 62,337 $ 60,745 $ 59,305 GAAP interest expense $ (58,328) $ (55,199) $ (53,206) $ (52,710) $ (53,080) Adjusted for: Consolidated SLST CDO interest expense 10,705 10,964 11,120 10,955 11,199 Net interest component of interest rate swaps (188) (42) 11 105 504 Adjusted Interest Expense $ (47,811) $ (44,277) $ (42,075) $ (41,650) $ (41,377) Adjusted Net Interest Income (1) $ 21,304 $ 20,493 $ 20,262 $ 19,095 $ 17,928 1. Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Reconciliation of Single-Family Credit Adjusted Net Interest Income 39

1. Adjusted Net Interest Loss is calculated by subtracting Adjusted Interest Expense from GAAP Interest Income. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Reconciliation of Corporate/Other Adjusted Net Interest Loss 40 Dollar Amounts in Thousands 3Q'26 2Q'26 1Q'26 4Q'25 3Q'25 Corporate/Other GAAP interest income $ 5,382 $ 4,034 $ 2,999 $ 2,526 $ 2,030 GAAP interest expense (14,674) (12,302) (11,852) (11,034) (10,495) GAAP total net interest loss $ (9,292) $ (8,268) $ (8,853) $ (8,508) $ (8,465) GAAP interest expense $ (14,674) $ (12,302) $ (11,852) $ (11,034) $ (10,495) Adjusted for: Net interest component of interest rate swaps (999) (542) (162) 156 392 Adjusted Interest Expense $ (15,673) $ (12,844) $ (12,014) $ (10,878) $ (10,103) Adjusted Net Interest Loss (1) $ (10,291) $ (8,810) $ (9,015) $ (8,352) $ (8,073)

Non-GAAP Financial Measures

Reconciliation of Total Adjusted Net Interest Income

Dollar Amounts in Thousands		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
GAAP interest income	$	181,234 $	174,393 $	172,065 $	170,680 $	160,633
GAAP interest expense		(132,437)	(124,184)	(123,654)	(127,510)	(124,047)
GAAP total net interest income	**$**	**48,797 $**	**50,209 $**	**48,411 $**	**43,170 $**	**36,586**
GAAP interest income	$	181,234 $	174,393 $	172,065 $	170,680 $	160,633
Adjusted for:						
Consolidated SLST CDO interest expense		(10,705)	(10,964)	(11,120)	(10,955)	(11,199)
Implied interest income from TBA dollar roll transactions		12,298	3,945	1,000	154	397
Adjusted Interest Income	**$**	**182,827 $**	**167,374 $**	**161,945 $**	**159,879 $**	**149,831**
GAAP interest expense	$	(132,437) $	(124,184) $	(123,654) $	(127,510) $	(124,047)
Adjusted for:						
Consolidated SLST CDO interest expense		10,705	10,964	11,120	10,955	11,199
Net interest component of interest rate swaps		(1,907)	(1,683)	(532)	3,165	6,100
Implied financing cost of TBA dollar roll transactions		(7,695)	(2,197)	(713)	(142)	(331)
Adjusted Interest Expense	**$**	**(131,334) $**	**(117,100) $**	**(113,779) $**	**(113,532) $**	**(107,079)**
Adjusted Net Interest Income [1]	**$**	**51,493 $**	**50,274 $**	**48,166 $**	**46,347 $**	**42,752**

1. Adjusted Net Interest Income is calculated by subtracting Adjusted Interest Expense from Adjusted Interest Income.

ADAMAS

See Glossary and End Notes in the Appendix.

41

Earnings available for distribution attributable to Company's common stockholders ("EAD") (and by calculation, EAD per common share) is a supplemental non-GAAP financial measure comparable to GAAP net income (loss) attributable to Company's common stockholders. EAD is defined as GAAP net income (loss) attributable to Company's common stockholders excluding (a) realized and unrealized gains (losses) on our investment portfolio, (b) gains (losses) on derivative instruments (excluding the net interest component of interest rate swaps and TBA dollar roll income), (c) impairment of real estate, (d) other non-recurring gains (losses), (e) depreciation of operating real estate, (f) non-cash expenses, (g) financing transaction costs, (h) non-recurring restructuring and transaction expenses, (i) the income tax effect of non-EAD income (loss) items and (j) EAD adjustments attributable to non-controlling interests. We believe EAD provides management, analysts and investors with additional details regarding our underlying operating results and investment trends by excluding certain unrealized, non-cash or non-recurring components of GAAP net income (loss) in order to provide additional transparency into our operating performance. In addition, EAD serves as a useful indicator for investors in evaluating our performance and facilitates comparisons to industry peers and from period to period. EAD should not be utilized in isolation, nor should it be considered as a substitute for or superior to GAAP net income (loss) attributable to Company's common stockholders or GAAP net income (loss) attributable to Company's common stockholders per basic share. Our presentation of EAD may not be comparable to similarly-titled measures of other companies, who may use different calculations. We may add additional reconciling items to our EAD calculation as appropriate. We view EAD as one measure of our ability to generate income for distribution to common stockholders. EAD is one factor, but not the exclusive factor, that our Board of Directors uses to determine the amount, if any, of dividends on our common stock. Other factors that our Board of Directors may consider when determining the amount, if any, of dividends on our common stock include, among others, our earnings and financial condition, capital requirements, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our Board of Directors deems relevant. EAD should not be considered as an indication of our REIT taxable income, a guaranty of our ability to pay dividends, or as a proxy for the amount of dividends we may pay, as EAD excludes certain items that impact our liquidity. The following slide presents a reconciliation of net (loss) income attributable to Company's common stockholders to EAD for the periods indicated. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Earnings Available for Distribution 42

Non-GAAP Financial Measures

Reconciliation of Earnings Available for Distribution

Dollar Amounts in Thousands (except per share data)		3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
GAAP net (loss) income attributable to Company's common stockholders	$	(170,983) $	43,424 $	36,897 $	41,605 $	32,702
Adjustments:						
Realized losses, net		6,063	12,960	10,680	14,947	5,610
Unrealized losses (gains), net		471,875	8,499	62,568	(19,726)	(54,852)
(Gains) losses on derivative instruments, net (1)		(296,265)	(48,724)	(88,059)	(25,294)	19,172
Unrealized losses, net on equity investments (2)		3,653	1,020	46	4,505	2,860
Impairment of real estate		98	161	2,231	330	1,619
Other losses (gains) (3)		177	150	(50,266)	(8,691)	358
Depreciation of operating real estate		4,503	4,486	4,623	5,366	5,936
Non-cash expenses (4)		3,280	3,294	3,157	3,096	2,961
Financing transaction costs		5,661	3,125	5,382	—	7,941
Restructuring and transaction expenses (5)		604	—	—	109	1,245
Income tax effect of adjustments		(42)	11	4	(75)	(336)
EAD adjustments attributable to non-controlling interests		(1,659)	(1,279)	39,160	4,242	(3,225)
Earnings Available for Distribution attributable to Company's common stockholders	**$**	**26,965 $**	**27,127 $**	**26,423 $**	**20,414 $**	**21,991**
Weighted average shares outstanding - basic		90,275	89,979	90,353	90,399	90,406
GAAP net (loss) income attributable to Company's common stockholders per common share - basic	$	**(1.89) $**	**0.48 $**	**0.41 $**	**0.46 $**	**0.36**
EAD per common share - basic	**$**	**0.30 $**	**0.30 $**	**0.29 $**	**0.23 $**	**0.24**

1. Excludes net interest expense of interest rate swaps of approximately $1.9 million, $1.7 million, and $0.5 million for the three months ended September 30, 2026, June 30, 2026, and March 31, 2026, respectively, and net interest benefit of interest rate swaps of approximately $3.2 million and $6.1 million for the three months ended December 31, 2025 and September 30, 2025, respectively. Also excludes TBA dollar roll income of approximately $4.6 million, $1.7 million, $0.3 million, $12.0 thousand and $66.2 thousand for the three months ended September 30, 2026, June 30, 2026, March 31, 2026, December 31, 2025 and September 30, 2025, respectively.
2. Included in (loss) income from equity investments on the Company's condensed consolidated statements of operations.
3. Primarily includes non-recurring items such as gains (losses) on sales of real estate, gains (losses) on extinguishment of debt, Mezzanine Lending premiums resulting from early redemption, property loss insurance proceeds and provision for uncollectible receivables.
4. Includes stock-based compensation and intangible asset amortization.
5. Includes non-recurring expenses such as restructuring expenses and transaction expenses related to our acquisition of Constructive, professional fees incurred related to our name change and other non-recurring transaction expenses.

ADAMAS

See Glossary and End Notes in the Appendix.

43

Adjusted Book Value per common share is a supplemental non-GAAP financial measure calculated by making the following adjustments to GAAP book value: (i) exclude the Company's share of cumulative depreciation and lease intangible amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, (ii) exclude the cumulative adjustment of redeemable non-controlling interests to estimated redemption value and (iii) adjust our amortized cost liabilities that finance our investments to fair value. Our rental property portfolio includes, or has included, fee simple interests in single-family rental homes and joint venture equity interests and a Cross- Collateralized Mezzanine Lending investment in multi-family properties owned by Consolidated Real Estate VIEs. By excluding our share of cumulative non-cash depreciation and amortization expenses related to real estate held at the end of the period for which an impairment has not been recognized, Adjusted Book Value reflects the value, at their undepreciated basis, of our single-family rental properties, joint venture equity investments and Cross- Collateralized Mezzanine Lending investment that the Company has determined to be recoverable at the end of the period. Additionally, in connection with third party ownership of certain of the non-controlling interests in an entity in which we maintain our Cross-Collateralized Mezzanine Lending investment, we record redeemable non-controlling interests as mezzanine equity on our condensed consolidated balance sheets. The holders of the redeemable non-controlling interests may elect to sell their ownership interests to us at fair value once a year, subject to annual minimum and maximum amount limitations, resulting in an adjustment of the redeemable non-controlling interests to fair value that is accounted for by us as an equity transaction in accordance with GAAP. A key component of the estimation of fair value of the redeemable non-controlling interests is the estimated fair value of the multi-family apartment properties held by the entity in which we maintain our Cross-Collateralized Mezzanine Lending investment. However, because the corresponding real estate assets are not reported at fair value and thus not adjusted to reflect unrealized gains or losses in our condensed consolidated financial statements, the cumulative adjustment of the redeemable non-controlling interests to fair value directly affects our GAAP book value. By excluding the cumulative adjustment of redeemable non-controlling interests to estimated redemption value, Adjusted Book Value more closely aligns the accounting treatment applied to these real estate assets and reflects our Cross-Collateralized Mezzanine Lending investment at its undepreciated basis. The substantial majority of our remaining assets are financial or similar instruments that are carried at fair value in accordance with the fair value option in our condensed consolidated financial statements. However, unlike our use of the fair value option for these assets, certain CDOs issued by our residential loan securitizations, certain senior unsecured notes and subordinated debentures that finance our investments are, or were, carried at amortized cost in our condensed consolidated financial statements. By adjusting these financing instruments to fair value, Adjusted Book Value reflects the Company's net equity in investments on a comparable fair value basis. We believe that the presentation of Adjusted Book Value per common share provides a useful measure for investors and us as it provides a consistent measure of our value, allows management to effectively consider our financial position and facilitates the comparison of our financial performance to that of our peers. The following slide presents a reconciliation of GAAP book value to Adjusted Book Value and calculation of Adjusted Book Value per common share as of the dates indicated. See Glossary and End Notes in the Appendix. Non-GAAP Financial Measures Adjusted Book Value Per Common Share 44

Non-GAAP Financial Measures

Reconciliation of Adjusted Book Value Per Common Share

Dollar Amounts in Thousands (except per share data)	3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Company's stockholders' equity	$ 1,276,151	$ 1,472,463	$ 1,456,461	$ 1,426,922	$ 1,390,777
Preferred stock liquidation preference	(559,642)	(559,642)	(559,642)	(559,642)	(559,642)
GAAP Book Value	716,509	912,821	896,819	867,280	831,135
Add:					
Cumulative depreciation expense on real estate [(1)]	27,957	26,516	24,751	26,864	26,357
Cumulative amortization of lease intangibles related to real estate [(1)]	3,794	3,794	3,794	4,106	4,620
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value	32,448	28,225	23,304	42,222	54,782
Adjustment of amortized cost liabilities to fair value	20,858	21,649	22,257	19,202	20,481
Adjusted Book Value	**$ 801,566**	**$ 993,005**	**$ 970,925**	**$ 959,674**	**$ 937,375**
Common shares outstanding	90,305	89,880	89,861	90,304	90,308
GAAP book value per common share	$ 7.93	$ 10.16	$ 9.98	$ 9.60	$ 9.20
Adjusted Book Value per Common Share	**$ 8.88**	**$ 11.05**	**$ 10.80**	**$ 10.63**	**$ 10.38**

1. Represents cumulative adjustments for the Company's share of depreciation expense and amortization of lease intangibles related to real estate held as of the end of the period presented for which an impairment has not been recognized.

ADAMAS

See Glossary and End Notes in the Appendix.

45

We use equity and financing to invest in our target assets, earning the spread between the yield on our assets and the cost of our borrowings. Our primary measures of leverage are our Company Economic Recourse Leverage Ratio and Portfolio Economic Recourse Leverage Ratio. Company Economic Recourse Leverage Ratio represents the Company's total outstanding recourse repurchase agreement and warehouse facility financing, subordinated debentures, senior unsecured notes and the cost basis of net outstanding TBAs, to the extent applicable, divided by the Company's total stockholders' equity. Company Economic Recourse Leverage Ratio does not include collateralized debt obligations and mortgages payable on real estate as they are non-recourse debt. Portfolio Economic Recourse Leverage Ratio represents the Company's outstanding recourse repurchase agreement and warehouse facility financing and the cost basis of net outstanding TBAs, to the extent applicable, divided by the Company's total stockholders' equity. Agency Portfolio Economic Recourse Leverage Ratio represents the Company's outstanding recourse repurchase agreement borrowings used to finance Agency investments and the cost basis of net outstanding TBAs, to the extent applicable, divided by the Company's stockholders' equity allocated to the Agency portfolio. We include the cost basis of our net outstanding TBA position in our measures of leverage because a forward contract to acquire Agency RMBS in the TBA market carries similar risks to Agency RMBS purchased in the cash market and funded with on-balance sheet liabilities. Similarly, a TBA contract for the forward sale of Agency RMBS has substantially the same effect as selling the underlying Agency RMBS and reducing our on-balance sheet funding commitments. We believe that the presentation of our Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio provides useful information to investors because such measures reflect the economic leverage of our Company and our portfolio by including the leverage effect of TBA transactions as if they were Agency RMBS purchases or sales in the cash market funded on balance sheet. As of September 30, 2026, we held a net short TBA position, and the cost basis of that position reduced our Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio. The following slide presents a summary of our leverage ratios as of the dates indicated. See Glossary and End Notes in the Appendix. 46 Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio Non-GAAP Financial Measures

Non-GAAP Financial Measures

Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio

Dollar Amounts in Thousands	3Q'26	2Q'26	1Q'26	4Q'25	3Q'25
Total GAAP debt	$ 12,006,600	$ 11,316,556	$ 11,148,641	$ 11,002,787	$ 10,823,143
Less non-recourse debt:					
Collateralized debt obligations	(3,791,951)	(3,581,856)	(3,468,944)	(3,511,802)	(3,577,459)
Mortgages payable on real estate, net	(274,923)	(274,940)	(276,032)	(332,131)	(362,747)
Plus (less):					
Net cost basis of outstanding TBAs	(1,839,293)	662,984	149,413	—	30,764
Company economic recourse debt	$ 6,100,433	$ 8,122,744	$ 7,553,078	$ 7,158,854	$ 6,913,701
Total Company's stockholders' equity	$ 1,276,151	$ 1,472,463	$ 1,456,461	$ 1,426,922	$ 1,390,777
Company Economic Recourse Leverage Ratio	**4.8 x**	**5.5 x**	**5.2 x**	**5.0 x**	**5.0 x**
Repurchase agreements and warehouse facilities	$ 7,460,119	$ 7,067,223	$ 7,019,017	$ 6,753,417	$ 6,481,072
Plus (less):					
Net cost basis of outstanding TBAs	(1,839,293)	662,984	149,413	—	30,764
Portfolio economic recourse debt	$ 5,620,826	$ 7,730,207	$ 7,168,430	$ 6,753,417	$ 6,511,836
Total Company's stockholders' equity	$ 1,276,151	$ 1,472,463	$ 1,456,461	$ 1,426,922	$ 1,390,777
Portfolio Economic Recourse Leverage Ratio	**4.4 x**	**5.2 x**	**4.9 x**	**4.7 x**	**4.7 x**
Agency recourse repurchase agreements	$ 6,034,535	$ 5,812,495	$ 5,898,183	$ 5,894,367	$ 5,903,078
Plus (less):					
Net cost basis of outstanding TBAs	(1,839,293)	662,984	149,413	—	30,764
Agency portfolio economic recourse debt	$ 4,195,242	$ 6,475,479	$ 6,047,596	$ 5,894,367	$ 5,933,842
Total Company's stockholders' equity attributable to Agency	$ 710,193	$ 782,586	$ 775,549	$ 766,227	$ 758,185
Agency Portfolio Economic Recourse Leverage Ratio	**5.9 x**	**8.3 x**	**7.8 x**	**7.7 x**	**7.8 x**

ADAMAS

See Glossary and End Notes in the Appendix.

47

The following defines certain of the commonly used terms in this presentation: "Adjusted Book Value" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Book Value Per Common Share"; "Adjusted Interest Income" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread"; "Adjusted Interest Expense" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread"; "Adjusted Net Interest Income" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread"; "Agency" refers to Agency RMBS and TBAs; "Agency Portfolio Economic Recourse Leverage Ratio" represents outstanding recourse repurchase agreement borrowings used to finance Agency investments and the cost basis of net outstanding TBAs, to the extent applicable, divided by the Company's stockholders' equity allocated to the Agency portfolio; "Agency RMBS" refers to RMBS representing interests in or obligations backed by pools of residential loans guaranteed by a government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); "ARMs" refers to adjustable-rate RMBS; "Agency Strategy - Long" represents Agency RMBS and TBA long positions; "ATM" refers to at-the-market; "Average Financing Cost" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread"; "Average Interest Earning Assets" include residential loans, residential loans held for sale, multi-family loans, investment securities and cost basis of outstanding TBA dollar roll transactions, to the extent applicable, and exclude all Consolidated SLST assets other than those securities owned by the Company. Average Interest Earning Assets is calculated based on the daily average amortized cost for the periods indicated; "Average Interest Bearing Liabilities" is calculated each quarter based on the daily average outstanding balance for the respective periods and include repurchase agreements and warehouse facilities, residential loan securitization and non-Agency RMBS re-securitization CDOs, senior unsecured notes, subordinated debentures and cost basis of outstanding TBA dollar roll transactions, to the extent applicable, and exclude Consolidated SLST CDOs and mortgages payable on real estate as the Company does not directly incur interest expense on these liabilities that are consolidated for GAAP purposes; "BPL" refers to business purpose loans; "BPL-Bridge" refers to short-term business purpose loans collateralized by residential properties made to investors who intend to rehabilitate and sell the residential property for a profit; "BPL-Rental" refers to business purpose loans which finance (or refinance) non-owner occupied residential properties that are rented to one or more tenants; "Capital Allocation" refers to the net capital allocated (see Appendix - "Capital Allocation"); "CDO" or "collateralized debt obligation" includes debt that permanently finances the residential loans held in Consolidated SLST, the Company's residential loans held in securitization trusts and a non-Agency RMBS re-securitization that we consolidate, or consolidated, in our financial statements in accordance with GAAP; "Company Economic Recourse Leverage Ratio" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio"; Glossary 48

"Consolidated Real Estate VIEs" refers to Consolidated VIEs that own multi-family properties; "Consolidated SLST" refers to Freddie Mac-sponsored residential loan securitizations, comprised of seasoned re-performing and non-performing residential mortgage loans, of which we own the first loss subordinated securities and certain IOs, that we consolidate in our financial statements in accordance with GAAP; "Consolidated SLST CDOs" refers to the debt that permanently finances the residential loans held in Consolidated SLST that we consolidate in our financial statements in accordance with GAAP; "Consolidated VIEs" refers to variable interest entities (“VIEs”) where the Company is the primary beneficiary, as it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE and that the Company consolidates in its consolidated financial statements in accordance with GAAP; "Corporate Debt" refers to subordinated debentures and senior unsecured notes, collectively; "Credit and Other Portfolio Economic Recourse Leverage Ratio" represents outstanding recourse repurchase agreement and warehouse facility financing excluding all financing related to Agency investments, divided by the Company's total stockholders' equity excluding capital allocated to the Agency strategy; "Cross-Collateralized Mezzanine Lending" refers to our combined preferred equity and common equity investment in one joint venture entity that owns several multi-family properties; "Cumulative Stockholder Return" includes common stock price appreciation and common stock dividend reinvestment. Dividends assumed to be reinvested at the closing price on the ex-dividend date; "DSCR" refers to debt service coverage ratio; "Earnings Available for Distribution" or "EAD" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Earnings Available for Distribution"; "Economic Return" is calculated based on the periodic change in GAAP book value per share plus dividends declared per common share during the respective period; "Economic Return on Adjusted Book Value" is calculated based on the periodic change in Adjusted Book Value per common share, a supplemental non-GAAP measure, plus dividends declared per common share during the respective period; "Investment Portfolio" refers to the Company's residential loans, investment securities, implied net fair value of Agency RMBS underlying TBA contracts, multi-family loans and equity investments and single-family rental properties not held by Constructive as of period-end; "IOs" refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; "LTARV" refers to loan-to-after repair value ratio; "LTC" refers to loan-to-cost ratio; "LTM" refers to last twelve months; "LTV" refers to loan-to-value ratio; "MBS" refers to mortgage-backed securities; "Mezzanine Lending" refers to the Company's preferred equity in entities that have multi-family real estate assets; "MF" refers to multi-family; "MTM" refers to mark-to-market; Glossary 49

Glossary 50 "Net Capital" refers to the net carrying value of assets and liabilities related to a strategy; "Net Interest Spread" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread"; "non-Agency RMBS" refers to RMBS that are not guaranteed by any agency of the U.S. Government or GSE; "Non-QM" refers to non-qualifying mortgage; "Portfolio Economic Recourse Leverage Ratio" has the meaning set forth in Appendix - "Non-GAAP Financial Measures—Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio"; "Residential Credit" refers to the Company's investments in residential loans, mortgage servicing rights, single-family rental properties, non-Agency RMBS and Consolidated SLST securities; "RMBS" refers to residential mortgage-backed securities backed by adjustable-rate, hybrid adjustable-rate, or fixed-rate residential loans; "RPL" refers to pools of seasoned re-performing, non-performing and other delinquent mortgage loans secured by first liens on one- to four-family properties; "S&D" refers to scratch and dent mortgage loans secured by a mortgage lien on a one- to four- family residential property intended by the originator to conform with Fannie Mae, Freddie Mac or other conduit standards but did not meet the originally intended origination guidelines due to errors in relevant documentation, credit underwriting of the borrower, consumer disclosures or other applicable requirements; "SF" refers to single-family; "SFR" refers to single-family rental properties; "Specified Pools" includes the Company's Agency fixed rate RMBS and Agency ARMs; "TBAs" refers to the TBA Short and TBA Long contracts; "TBA Shorts" refers to to-be-announced securities that are forward contracts for the sale of Agency fixed-rate RMBS at a predetermined price, face amount, issuer, coupon, and stated maturity on an agreed-upon future date;; "TBA Longs" refers to to-be-announced securities that are forward contracts for the purchase of Agency fixed-rate RMBS at a predetermined price, face amount, issuer, coupon, and stated maturity on an agreed-upon future date; "TBA dollar roll income" refers to the difference in price between TBA contracts in TBA dollar roll transactions; "TBA dollar roll transaction" refers to a transaction where two TBA contracts with the same terms but different settlement dates are simultaneously bought and sold; "Total Market Capitalization" is the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock prices as of the date indicated; "Total Portfolio Leverage Ratio" represents outstanding repurchase agreement and warehouse facility financing, cost basis of outstanding TBAs and CDOs issued by the Company related to the strategy, to the extent applicable, divided by the Net Capital allocated to the strategy; "Total Rate of Return" is calculated based on the change in price of the Company's common stock plus dividends declared per common share during the respective period; "UPB" refers to unpaid principal balance; "WA" refers to weighted average; "WALA" refers to weighted average loan age; and "Yield on Average Interest Earning Assets" has the meaning set forth in Appendix -"Non-GAAP Financial Measures—Adjusted Net Interest Income (Loss) and Net Interest Spread."

− Net financing spread represents the weighted average spread across all issued tranches, where each tranche’s spread is measured over the U.S. Treasury curve at the point interpolated from its weighted average life. Slide 8 − Market data sourced through Bloomberg as of September 30, 2026. − Agency Current Coupon Spread represents the weighted average spread to the interpolated 5- and 10-year U.S. Treasury rate. Slide 9 − Investment Portfolio carrying value amounts represent the Investment Portfolio carrying values as of end of the periods presented (see Appendix – “Capital Allocation” for additional information). − TBA short position added prior to September 30, 2026 represents the aggregate cost basis of the short trades. − Remaining TBA short positions as of Oct 2026 represents the fair value of remaining TBA short contracts outstanding as of October 26, 2026. − Percent reduction in TBA short position reflects the decrease in the fair value of outstanding TBA short contracts resulting from positions closed between September 30, 2026 and October 26, 2026. Slide 10 − Cumulative stockholder return sourced from Bloomberg. 1-year cumulative stockholder return represents the return for the 12 month period ended September 30, 2026. − iShares Mortgage Real Estate ETF (REM) return sourced from Bloomberg. Slide 11 − Dividend yield calculated using the current quarter dividend declared on common stock (annualized) and the closing share price of the Company's common stock on September 30, 2026. − Investment Portfolio Size and Investment Portfolio Asset Allocation calculated using investment carrying values as of September 30, 2026 (see Appendix - "Capital Allocation" for additional information). − EPS contribution amounts are calculated as the quotient of Adjusted Net Interest Income and the weighted average shares outstanding for the periods indicated. − Available Cash represents unrestricted cash at quarter-end for each of the periods indicated less cash held by the Company's consolidated multi-family properties and cash reserved for potential TBA variation margin, to the extent applicable. End Notes 51 Slide 1 − Image(s) used under license from PowerPoint Stock Images. Slide 3 − Image(s) used under license from PowerPoint Stock Images. Slide 6 − Data as of September 30, 2026. − Refer to Appendix - "Capital Allocation" for additional information related to Capital Allocation and Investment Portfolio. Investment Portfolio - Capital Allocation percentages calculated using Net Company Capital Allocated to Investment Portfolio and Corporate/ Other. Slide 7 − Data as of or for the three months ended September 30, 2026, unless otherwise noted. − Acquisitions of single-family residential investments and BPLs include $169.9 million of BPLs originated by Constructive and transferred at fair value to the Company's Investment Portfolio during the period. − Dividend yield calculated using the current quarter dividend declared on common stock (annualized) and the closing share price of the Company's common stock on September 30, 2026. − Available cash as of September 30, 2026 is calculated as unrestricted cash of $262.4 million less $3.7 million of cash held by the Company's consolidated multi-family properties. − Excess liquidity capacity includes additional financing of unencumbered/under-levered assets and available cash, see note below. − Additional financing of $188 million includes 1) $164 million of financing of unencumbered assets, which represents the estimated available repurchase agreement and revolver securitization financings for the Company's unencumbered residential loans and investment securities as of September 30, 2026 and 2) $24 million of additional financing of under-levered assets, which represents the estimated additional financing available for residential loans and investment securities under the Company's current repurchase agreements as of September 30, 2026. − Effective cost represents the weighted average yield at issuance of all tranches sold in the securitization, weighted by the issuance proceeds of each tranche, and reflecting the modeling assumptions set forth in the related offering document.

Slide 12 − Investment Portfolio amounts for Single-Family Agency, BPL-Rental, Performing Loans, BPL-Bridge, RPL, Non-Agency RMBS and Other Investments represent the fair value of the investments as of September 30, 2026. − Portfolio Asset amount for SFR represents the net depreciated value of operating real estate assets and the estimated fair value, net of selling costs of held for sale assets as of September 30, 2026. − Multi-Family includes our equity investments in consolidated multi- family properties and the fair value of multi-family loans and equity investments as of September 30, 2026. Refer to Appendix - "Capital Allocation" and - "Reconciliation of Consolidated Investments in Multi- family Properties" for additional information. − Other Investments primarily include U.S. Treasury securities and mortgage servicing rights. − Available cash is calculated as unrestricted cash of $262.4 million less $3.7 million of cash held by the Company's consolidated multi-family properties. Slide 13 − Company Financing data presented as of September 30, 2026. − Amounts for Corporate Senior Unsecured Notes and Corporate Subordinated Debentures represent the outstanding note balance. − Agency Financing includes repurchase agreement financing used to fund the purchase of Agency RMBS with an outstanding balance of $6.0 billion and cost basis of outstanding TBA Longs in the amount of $1.0 billion and cost basis of outstanding TBA Shorts in the amount of $(2.9) billion. − Credit & Other Financing includes repurchase agreement financing and warehouse facilities to fund the origination or purchase of residential loans, single-family rental properties, non-Agency RMBS and U.S. Treasury securities. − Securitization Financing includes residential loan securitizations and a non-Agency RMBS re-securitization. − Credit & Other Financing and Securitization Financing amounts represent the outstanding loan amount or note balance. End Notes 52 Slide 15 − Single Family Acquisitions represent the cost of Residential Credit, Agency RMBS and the cost basis of new TBA Long contracts entered into by the Company during the periods presented. Residential Credit acquisitions include draws funded for BPL-Bridge loans and BPLs originated by Constructive and transferred at fair value to the Company's Investment Portfolio during the period presented. Slide 16 − Average coupon represents the weighted average coupon rate of Specified Pools as of the end of the periods indicated. − WALA represents the weighted average loan age of the underlying collateral of Specified Pools as of the end of the periods indicated. − Specified Pool Breakdown percentages are calculated based on the aggregate fair value of each classification group as of September 30, 2026. − Specified Pool by Coupon percentages are calculated based on the aggregate fair value of each classification group as of September 30, 2026. Slide 17 − Avg. Coupon for Agency Strategy - Long and TBA Shorts represents the weighted average coupon rate of specified pools, ARMs and the underlying collateral of TBA positions as of September 30, 2026. − Percent reduction in TBA short position reflects the decrease in the fair value of outstanding TBA short contracts resulting from positions closed between September 30, 2026 and October 26, 2026. Slide 18 − Life-to-date amount traded includes purchased interest bearing balances for the BPL-Rental strategy through September 30, 2026. − 3Q 2026 acquisitions represent BPL-Rental loans purchased during the current quarter and held as of September 30, 2026. − Average FICO and Average Coupon represent the weighted average borrower FICO score and weighted average gross coupon rate as of September 30, 2026. − Average LTV represents the weighted average LTV calculated using the most current property value available as of September 30, 2026. − Average DSCR represents the weighted average DSCR calculated at origination. − Prepayment penalty protection calculated as the aggregate UPB of loans with a prepayment penalty at the time of origination divided by the aggregate outstanding UPB as of September 30, 2026.

− Dollar amounts shown in the BPL-Rental Loan Portfolio chart represent the interest bearing balances of BPL-Rental loans as of the end of the periods indicated. − DQ 60+ refers to loans greater than 60 days delinquent as of the end of the periods indicated. DQ 60+ percentage calculated using the interest bearing balances of BPL-Rental loans as of September 30, 2026. Slide 19 − Life-to-date amount traded includes purchased interest bearing balances and funded interest bearing holdback for the BPL-Bridge strategy. − Average FICO and Average Coupon represent the weighted average borrower FICO score and weighted average gross coupon rate as of September 30, 2026. − Average LTARV represents the weighted average LTARV for the BPL- Bridge portfolio as of September 30, 2026, calculated using the maximum loan amount and original after-repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). − Average LTC represents the weighted average LTC for the BPL-Bridge portfolio as of September 30, 2026, calculated using the initial loan amount at origination (exclusive of any debt service, rehab escrows and other escrows or other amounts not funded to the borrower at closing) and initial cost basis. Initial cost basis is calculated as the purchase cost for non-re-financed loans or the as-is-value for re- financed loans. − Ground up and multi-family percentages are calculated using the interest bearing balances of BPL-Bridge loans as of September 30, 2026. − Dollar amounts shown in the BPL-Bridge Loan Portfolio Balances chart represent the interest bearing balances of BPL-Bridge loans as of the end of the periods indicated. DQ 60+ refers to loans greater than 60 days delinquent as of the end of the periods indicated. DQ 60+ percentage calculated using the interest bearing balances of BPL- Bridge loans as of September 30, 2026. − Percentages shown in the BPL-Bridge Loan Portfolio Types chart calculated using the interest bearing balances of BPL-Bridge loans as of September 30, 2026. Slide 20 − BPLs originated since inception represent the total loan commitments through September 30, 2026. Slide 21 − Average loan size is calculated using total committed loan amounts for the quarter ended September 30, 2026. − Average FICO and Average Coupon represent the weighted average borrower FICO score and weighted average gross coupon rate for loans originated during the quarter ended September 30, 2026. − Average LTV/LTARV represents the weighted average LTV for BPL- Rental and the weighted average LTARV for BPL-Bridge for loans originated during the quarter ended September 30, 2026. − Repeat Borrowers, Construction percentage, Multi-family percentage and BPL Product Mix percentages calculated using total loan committed loan amounts for the quarter ended September 30, 2026. − Origination volume represents total loan commitments in the periods presented. Slide 22 − Asset Value for Mezzanine Lending & Cross-Collateralized Mezzanine Lending includes the fair value of Mezzanine Lending investments and the net equity investment in our Cross-Collateralized Mezzanine Lending investment. Refer to Appendix - "Reconciliation of Consolidated Investments in Multi-family Properties" for a detailed breakout. − Average DSCR and Average Adjusted LTV of Mezzanine Lending & Cross-Collateralized Mezzanine Lending investments represent the weighted average DSCR and weighted average combined LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of September 30, 2026. − Average coupon rate of Mezzanine Lending & Cross-Collateralized Mezzanine Lending investments is a weighted average rate based upon the unpaid principal amount and contractual interest or preferred return rate as of September 30, 2026. − Historical annualized payoff rate is calculated as the annualized average quarterly payoff rates for the period that began January 1, 2018 and ended September 30, 2026. Quarterly payoff rates calculated as the quotient of aggregate loan amounts redeemed each quarter and the total loan amount of the Mezzanine Lending portfolio as of the beginning of each quarter. − Restructured investments include preferred equity investments for which terms have been modified through an amendment to the operating agreement. End Notes 53

− Portfolio Economic Recourse Leverage Ratio for the Agency strategy represents outstanding recourse repurchase agreement financing and the cost basis of net outstanding TBAs, to the extent applicable, divided by the Company's stockholders' equity allocated to the Agency portfolio. Refer to Appendix - "Non-GAAP Financial Measures— Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Economic Recourse Leverage Ratio." − Average FICO and Average Coupon for BPL-Bridge, BPL-Rental and Performing/RPL Loans represent the weighted average borrower FICO score and weighted average gross coupon rate for residential loans held as of September 30, 2026. − Average LTV for BPL-Rental and Performing/RPL Loans represents the weighted average loan-to-value for residential loans held as of September 30, 2026. LTV for these strategies is calculated using the most current property value available. Average LTV for BPL-Bridge represents the weighted average LTARV of the portfolio held as of September 30, 2026, calculated using the maximum loan amount and original after-repair value per the appraisal or broker price opinion obtained for the mortgage loan (only applicable for loans with rehab component). − Average FICO and Average LTV for Agency RMBS represent the weighted average borrower FICO score and weighted average loan-to- value of the underlying collateral of Specified Pools held as of September 30, 2026 per the most recent data available in Bloomberg. Average Coupon for Agency RMBS represents the weighted average coupon rate of the Specified Pools held as of September 30, 2026. Average FICO, Average LTV and Average Coupon for Agency do not include Agency IOs, TBA Longs or TBA Shorts. − Average FICO, Average LTV and Average Coupon for Non-Agency RMBS represent the weighted average borrower FICO score, weighted average loan-to-value and weighted average coupon rate of the underlying collateral as of September 30, 2026. End Notes 54 − Current quarter annualized payoff rate is calculated as the annualized average of the quotient of aggregate loan amounts redeemed in the current quarter and the total loan amount of the Mezzanine Lending portfolio as of the beginning of the current quarter. Slide 28 − Unrealized gains/losses on investment securities includes unrealized gains/losses on the residential loans held in Consolidated SLST and unrealized gains/losses on the CDOs issued by Consolidated SLST and not owned by the Company. Slide 32 − Outstanding shares used to calculate book value per common share and Adjusted Book Value per common share for the quarter ended September 30, 2026 are 90,304,746. − Common stock issuance, net includes amortization of stock based compensation. Slide 35 − Total Investment Portfolio and Capital represent the carrying value and net capital allocated as of September 30, 2026. Refer to Appendix - "Capital Allocation" for additional information. − Asset Value for BPL-Bridge, BPL-Rental, Performing/RPL Loans, and Non-Agency RMBS strategies represent the fair value of the assets as of September 30, 2026. Asset Value for SFR represents the net depreciated value of operating real estate assets and the estimated fair value, net of selling costs of held for sale assets as of September 30, 2026. Asset Value for Agency includes the fair value of Agency RMBS and the fair value of underlying securities in net outstanding TBA Long and TBA Short contracts. − Asset Value and Capital for Non-Agency RMBS include Consolidated SLST securities owned by the Company with a fair value of $122 million and other non-Agency RMBS with a fair value of $61 million. − Excluding the Agency strategy, Portfolio Economic Recourse Leverage Ratio represents outstanding recourse repurchase agreement and warehouse facility financing related to the strategy divided by the capital allocated to the strategy.

Slide 36 − Total Investment Portfolio and Capital represent the carrying value and net capital allocated as of September 30, 2026. Refer to Appendix - "Capital Allocation" for additional information. − Asset Value for Multi-Family includes the fair value of Mezzanine Lending investments and the net equity investment in our Cross- Collateralized Mezzanine Lending investment. Refer to Appendix - "Reconciliation of Consolidated Investments in Multi-family Properties" for a detailed breakout. − Average DSCR and Average Adjusted LTV of Mezzanine Lending & Cross-Collateralized Mezzanine Lending investments represent the weighted average DSCR and weighted average combined LTV, inclusive of the estimated capital expenditure budget at origination, of the underlying properties, respectively, as of September 30, 2026. − Average coupon rate of Mezzanine Lending & Cross-Collateralized Mezzanine Lending investments is a weighted average rate based upon the unpaid principal amount and contractual interest or preferred return rate as of September 30, 2026. End Notes 55

Capital Allocation

At September 30, 2026 (Dollar Amounts in Thousands)	Investment Portfolio (1)(2)	Constructive	Corporate/ Other	Total
Investment securities available for sale	$ 7,343,161	$ —	$ —	$ 7,343,161
TBAs, net (3)	(1,843,625)	—	—	(1,843,625)
Residential loans	4,731,705	57,234	—	4,788,939
Consolidated SLST CDOs	(915,698)	—	—	(915,698)
Residential loans held for sale	—	150,969	—	150,969
Multi-family loans	36,868	—	—	36,868
Equity investments	17,926	—	—	17,926
Equity investments in consolidated multi-family properties (4)	107,003	—	—	107,003
Single-family rental properties	101,347	—	—	101,347
Mortgage servicing rights	18,970	—	—	18,970
Total Investments	**$ 9,597,657**	**$ 208,203**	**$ —**	**$ 9,805,860**
Repurchase agreements and warehouse facilities	$ (7,272,601)	$ (187,518)	$ —	$ (7,460,119)
Net TBA cost basis (3)	1,839,293	—	—	1,839,293
Collateralized debt obligations				
Residential loan securitization CDOs	(2,767,534)	—	—	(2,767,534)
Non-Agency RMBS re-securitization	(108,719)	—	—	(108,719)
Senior unsecured notes	—	—	(434,607)	(434,607)
Subordinated debentures	—	—	(45,000)	(45,000)
Cash, cash equivalents and restricted cash (5)	109,915	17,138	260,163	387,216
Goodwill	—	22,396	—	22,396
Cumulative adjustment of redeemable non-controlling interest to estimated redemption value	(32,448)	—	—	(32,448)
Other	145,134	10,706	(86,027)	69,813
Net Company Capital Allocated	**$ 1,510,697**	**$ 70,925**	**$ (305,471)**	**$ 1,276,151**
Company Economic Recourse Leverage Ratio (6)				**4.8x**
Portfolio Economic Recourse Leverage Ratio (6)				**4.4x**

ADAMAS

56

(1) The Company, through its ownership of certain securities, has determined it is the primary beneficiary of Consolidated SLST and has consolidated the assets and liabilities of Consolidated SLST in the Company’s condensed consolidated financial statements. Consolidated SLST is primarily presented on our condensed consolidated balance sheets as residential loans, at fair value and collateralized debt obligations, at fair value. Our investment in Consolidated SLST as of September 30, 2026 was limited to the RMBS comprised of first loss subordinated securities and certain IOs issued by the respective securitizations with an aggregate net carrying value of $122.1 million. (2) Investment amounts include Agency RMBS with a carrying value of $6.7 billion, implied fair value of outstanding TBA Longs of $1.0 billion and TBA Shorts of $(2.9) billion, single-family credit investments with a carrying value of $4.0 billion, multi-family investments with a carrying value of $161.8 million and other investments with a carrying value of $545.6 million. Net Company capital allocated includes Agency investments with net capital allocated of $710.2 million, single-family credit investments with net capital allocated of $650.7 million, multi-family investments with net capital allocated of $127.8 million and other investments with net capital allocated of $21.9 million. (3) Relates to the Company’s net TBA short position. The implied net fair value of the Agency RMBS underlying the TBA contracts is included in total investments as TBAs, net, and the cost basis of the outstanding net TBA positions is included in liabilities as Net TBA cost basis. The difference between these two amounts, a net liability of $4.3 million, represents the net carrying value of the TBA contracts. TBAs are accounted for as derivative instruments and are reported on the Company’s condensed consolidated balance sheets as $9.7 million in other assets and $14.0 million in other liabilities. (4) Represents the Company's equity investments in consolidated multi-family properties which includes $94.6 million of Cross-Collateralized Mezzanine Lending and $12.4 million of a preferred equity investment in a consolidated multi-family property. A reconciliation of the Company's equity investments in consolidated multi-family properties to the Company's condensed consolidated financial statements is included below in "Reconciliation of Consolidated Investments in Multi-family Properties." (5) Excludes cash in the amount of $3.7 million held in the Company's equity investments in consolidated multi-family properties. Restricted cash of $128.6 million is included in the Company's condensed consolidated balance sheets in other assets. (6) Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures - Company Economic Recourse Leverage Ratio, Portfolio Economic Recourse Leverage Ratio and Agency Portfolio Economic Recourse Leverage Ratio." Capital Allocation (continued) 57

Dollar Amounts in Thousands Total Cash and cash equivalents $ 3,718 Real estate, net 338,243 Other assets 12,457 Total assets $ 354,418 Mortgages payable on real estate, net $ 274,923 Other liabilities 8,236 Total liabilities $ 283,159 Redeemable non-controlling interest in Consolidated VIEs $ 80 Less: Cumulative adjustment of redeemable non-controlling interest to estimated redemption value (32,448) Non-controlling interest in Consolidated VIEs (3,376) Net Equity Investment $ 107,003 Note: Clerical differences may exist due to rounding. Reconciliation of Consolidated Investments in Multi-family Properties 58